UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING

                                    Investment Company Act file number 811-03609

(Check One):  [ ] Form 10-K    [ ] Form 20-F    [ ] Form 11-K    [ ] Form 10-Q
              [X] Form N-SAR   [ ] Form N-CSR
                  For Period Ended:  November 30, 2004

              [ ] Transition Report on Form 10-K
              [ ] Transition Report on Form 20-F
              [ ] Transition Report on Form 11-K
              [ ] Transition Report on Form 10-Q
              [ ] Transition Report on Form N-SAR
                  For the Transition Period Ended:


PART I - REGISTRANT INFORMATION

Full name of Registrant:                 Tep Fund, Inc.
Address of Principal Executive Office:   40 West 57th Street, 19th Floor
City, State and Zip Code:                New York, NY  10019


PART II - RULES 12B-25(B) AND (C)

If the subject report could not be filed without reasonable effort or expense and the registrant seeks relief pursuant to Rule 12B-25(B), the following should be completed. (Check box if appropriate)

         |  (a)   The reasons described in reasonable detail in Part III of this
         |        form could not be eliminated without unreasonable effort or
         |        expense;
         |
         |  (b)   The subject annual report, semi-annual report, transition
         |        report on Form 10-K, Form 20-F, 11-K, or Form N-SAR, or
    [X]  |        portion thereof, will be filed on or before the fifteenth
         |        calendar day following the prescribed due date; or the subject
         |        quarterly report of transition report on Form 10-Q, or portion
         |        thereof will be filed on or before the fifth calendar day
         |        following the prescribed due date; and
         |
         |  (c)   The accountant's statement or other exhibit required by Rule
         |        12B-25 (c) has been attached if applicable.

PART III - NARRATIVE

All information required to be included in the Form N-CSR is not currently available and the Form N-CSR is still being reviewed.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

          Stephen Tabb                    (212)                    698-0835
          ----------------------------------------------------------------------
              (Name)                   (Area Code)            (Telephone Number)

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(2)   Have all other period reports required under Section 13 or 15(d) of the
      Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports been filed? If answer is no, identify report(s).

                                                                [X] Yes   [ ] No
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(3)   Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report of portion thereof?

                                                                [ ] Yes   [X] No
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                                 Tep Fund, Inc.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


DATE  January 20, 2005                  BY: /s/ Stephen Tabb
      ------------------                    ------------------------------
                                            President